FOURTH AMENDMENT

TO

CUSTODIAN AND TRANSFER AGENT AGREEMENT

THIS FOURTH AMENDMENT TO CUSTODIAN AND TRANSFER AGENT AGREEMENT (this “Amendment”) is made as of May 1, 2022 by and between BROWN BROTHERS HARRIMAN & CO., a limited partnership organized under the laws of the State of New York (“BBH&Co.” or, when referring to BBH&Co. in its capacity as custodian, the “Custodian,” and when referring to BBH&Co. in its capacity as transfer agent, the “TA”), and UNIFIED SERIES TRUST (the “Fund”), an open-end management investment company organized under the laws of the State of Ohio and registered with the Securities and Exchange Commission under the Investment Company Act of 1940, on behalf of each of its Portfolios listed on Schedule V (Portfolios of the Trust) to the Agreement (as defined below).

WHEREAS, BBH&Co. and the Trust entered into a Custodian and Transfer Agent Agreement, dated as of November 19, 2019 (as amended, modified and/or supplemented to date, the “Agreement;” all capitalized terms used but not defined herein shall have the meanings set forth in the Agreement); and

WHEREAS, BBH&Co. and the Trust desire to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, BBH&Co. and the Trust hereby agree as follows:

1.                  The Agreement is hereby amended by adding Schedule V (Portfolios of the Trust) attached hereto.

2.                  This Amendment may be executed in any number of counterparts each of which shall be deemed to be an original. This Amendment shall become effective when one or more counterparts have been signed and delivered by each of the parties. A photocopy or telefax of the Amendment shall be acceptable evidence of the existence of the Amendment and BBH&Co. shall be protected in relying on the photocopy or telefax until BBH&Co. has received the original of the Agreement.

3.                  This Amendment, together with the Agreement, constitutes the entire agreement of the parties with respect to its subject matter and supersedes all oral communications and prior writings with respect hereto. Except as expressly modified hereby, the Agreement shall continue in full force and effect in accordance with its terms and conditions.

4.                  This Amendment shall be construed in accordance the governing law and exclusive jurisdiction provisions of the Agreement.

[Signature page follows]

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IN WITNESS WHEREOF, each of the undersigned parties has executed this Fourth Amendment to Custodian and Transfer Agent Agreement effective as of the date first above written.

BROWN BROTHERS HARRIMAN & CO.

By: __________________________________

Name: Hugh Bolton

Title: Managing Director

Date:

UNIFIED SERIES TRUST

By: ________________________________

Name: Martin R. Dean

Title: President

Date:

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SCHEDULE V: PORTFOLIOS OF THE TRUST

Portfolios

Absolute Core Strategy ETF

Ballast Small/Mid Cap ETF

OneAscent Large Cap Core ETF

OneAscent Core Plus Bond ETF

NightShares 500 ETF

NightShares 2000 ETF